CONSENSUAL TERMINATION OF
                      AGREEMENT AND PLAN OF REORGANIZATION



          THIS TERMINATION OF THE AGREEMENT AND PLAN OF REORGANIZATION BY CONSENT OF THE PARTIES (the "Termination") is made as of November 27, 2001, by and among Informed Care, Inc., a privately owned Florida corporation ("ICI"), Hometown Info, Inc., a privately owned Minnesota corporation ("HII"), Murdock Communications, Corp., a publicly owned and traded Iowa corporation ("MCC")
(collectively  referred  hereinafter  as  the  "Parties").

     WHEREAS, the Parties executed an Agreement and Plan of Reorganization on July 25, 2001 and an addendum to the Agreement and Plan of Reorganization on August 10, 2001 (collectively the "Definitive Agreement") pursuant to which the Parties were to exchange shares of their common stock so that ICI and HII would become wholly-owned subsidiaries of MCC subsequent to the amendment to MCC's charter ("Newco"); and

     WHEREAS, the Parties appear to be unable to meet the conditions required by the plan of reorganization outlined and agreed upon, as set forth in the Definitive Agreement; and

     WHEREAS, Article 12, Section 12.1.1, of the Definitive Agreement provides for termination of the Definitive Agreement by mutual written agreement of the Parties; and

     WHEREAS, the Parties mutually desire to terminate the Definitive Agreement pursuant to Paragraph 12.1.1 of the Definitive Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE 1
              TERMS & CONDITIONS - TERMINATION AGREEMENT TO PREVAIL

     Any inconsistencies between the terms and conditions of the provisions of this Termination and the Definitive Agreement shall be resolved in favor of the provisions of this Termination Agreement.



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                                    ARTICLE 2
                EFFECT OF TERMINATION OF THE DEFINITIVE AGREEMENT

     Pursuant to this Termination Agreement, the Parties shall have no further obligation to each other and the Definitive Agreement shall be null, void, and of no further force and effect.

                                    ARTICLE 3
                         ATTORNEY FEES, COSTS & EXPENSES

     Each Party shall be wholly responsible for its own legal, accounting, and other professional fees, together with any and all costs and expenses, incurred in connection with the plan of reorganization set forth and agreed upon in the Definitive Agreement.

                                    ARTICLE 4
                        MUTUAL RELEASE AND HOLD HARMLESS

     The Parties hereby RELEASE, ACQUIT, FOREVER DISCHARGE, and HOLD HARMLESS one another, their respective principals, representatives, agents, employees, attorneys, insurers, and assigns, of and from any and all claims, demands, damages, actions, causes of action, breaches, violations, debts, liabilities or controversies of any kind whatsoever, whether known or unknown, whether liquidated or unliquidated, on account of or in any way resulting from or to result from the Definitive Agreement, any negotiations prior to the execution of the Definitive Agreement, and/or any actions taken in contemplation of Closing the Definitive Agreement. It is understood and agreed that this is a FULL AND FINAL RELEASE made to fully, finally and forever compromise and settle any and all claims of every nature and kind whatsoever which may have been or could be brought by any Party hereto, in its various capacities, against another Party as a result of or in connection with the Definitive Agreement and to further include any claims or actions as now appearing or that may appear at any time in the future, no matter how remotely they may be related to the Definitive Agreement.

                                    ARTICLE 5
                                   TERMINATION

     The  Parties  hereby  terminate  the  Definitive Agreement and declare said
Definitive  Agreement  to  be  null,  void,  and  of no further force or effect.



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
                                    ARTICLE 6
                                  MISCELLANEOUS

     6.1 BINDING EFFECT. This Termination is legally binding upon the Parties and their respective successors and assigns.

6.2 CONFIDENTIALITY. The Parties hereby promise and agree not to initiate disclosure of (1) the terms and conditions of the Definitive Agreement other than those terms and conditions which were made public pursuant to certain SEC mandated filings; (2) any details concerning any other Party or that Party's operations or operating structure, to which the disclosing Party gained knowledge in the course of the negotiations that preceded the execution of the Definitive Agreement or in expectation of Closing of the Definitive Agreement, to any third-party, except to the extent required by law, without prior written approval of the Party affected by the disclosure.

6.3 COUNTERPARTS. This Termination may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Termination.



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IN  WITNESS  WHEREOF,  the  parties  hereto have executed this Termination to be binding  and  effective  as  of  the  day  and  year  first  above  written.


INFORMED  CARE,  INC.


By  /s/ Michael R. Kerouac
    ---------------------------
     Michael  R.  Kerouac,  CEO

HOMETOWN  INFO,  INC.


By  /s/ Andrew Robinson
    ---------------------------
     Andrew  Robinson,  CEO



MURDOCK  COMMUNICATIONS  CORPORATION



By  /s/ Wayne Wright
    ---------------------------
    Wayne Wright, Interim
    Principal Accounting Officer


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